Exhibit 5.2

McCarthy Tétrault LLP Box 48, Suite 5300 Toronto Dominion Bank Tower Toronto ON M5K 1E6 Canada Tel: 416-362-1812 Fax: 416-868-0673

June 8, 2020

The Toronto-Dominion Bank

TD Bank Tower

PO Box 1

Toronto-Dominion Centre

Toronto, ON M5K 1A2

Dear Sirs/Mesdames:

Re:	The Toronto-Dominion Bank
Registration Statement on Form F-3

We have acted as Ontario counsel to The Toronto-Dominion Bank (“TD”) in connection with the preparation and filing with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) of TD’s Registration Statement on Form F-3 dated June 8, 2020 (the “Registration Statement”), relating to offers and sales of warrants of TD to be issued from time to time pursuant to a warrant agreement, a form of which is filed as an exhibit to the Registration Statement, as amended and supplemented from time to time (the “Warrant Agreement”), between TD and The Bank of New York Mellon.

For the purposes of this opinion, we have examined such statutes, public and corporate records, opinions, certificates and other documents, and considered such questions of law, as we have considered relevant and necessary as a basis for the opinions hereinafter set forth. We have examined originals or copies, certified or identified to our satisfaction, of the by-laws of TD, certificates of officers of TD as to certain matters of fact, the Warrant Agreement, the Registration Statement and the prospectus of the Bank included in the Registration Statement (the “Prospectus”).

In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photocopies or facsimiles. We have relied exclusively on the certificates referred to above with respect to the accuracy of the factual matters contained therein and have not performed any independent check or verification of such factual matters.

The opinions expressed herein are limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Based and relying upon and subject to the foregoing, we are of the opinion that:

1.	TD is validly existing as a bank under the Bank Act (Canada) and has the corporate power to create, issue and sell the Securities.

2.

When the creation of the Warrants has been duly authorized by TD and when the terms of particular Warrants have been duly authorized by all necessary corporate action in accordance with the terms of the Warrant Agreement, and when such Warrants and the Warrant Agreement have been duly executed and such Warrants have been issued and delivered against payment therefor as contemplated in the Registration Statement and the Prospectus and any applicable agreement of purchase and sale, such Warrants will be validly issued.

3.

The statements in the Registration Statement under the heading “Canadian Taxation”, insofar as such statements constitute a summary of the Canadian federal income tax laws referred to therein, are a fair and accurate summary of such laws in all material respects, subject to the assumptions, limitations and qualifications stated or referred to in such Registration Statement.

If a prospectus supplement, pricing supplement, final terms supplement or any other such document evidencing the final terms of an issuance of Warrants (in any case, a “final terms supplement”) relating to the offer and sale of any issuance of Warrants is prepared and filed by TD with the Commission on a future date and the final terms supplement contains a reference to this firm and our opinion substantially in the form set forth below, the consent set forth below shall apply to the reference to us and our opinion in substantially the following form:

In the opinion of McCarthy Tétrault LLP, the issue and sale of the Warrants has been duly authorized by all necessary corporate action on the part of TD, and when the Warrants have been executed and issued by TD and countersigned by the warrant agent pursuant to the warrant agreement and delivered, paid for and sold as contemplated herein, the Warrants will, to the extent validity of the Warrants is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, be valid obligations of TD, subject to the following limitations: (i) the enforceability of the Warrant Agreement is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the Warrant Agreement is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the Warrant Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Warrant Agreement to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the Warrant Agreement has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the warrant agent, enforceable against the warrant agent in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated June 8, 2020, which has been filed as Exhibit 5.2 to the Registration Statement on Form F-3 filed by TD on June 8, 2020.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (as it may be amended from time to time) and to the reference to our firm name under the headings ““Limitations on Enforcement of U.S. Laws Against the Bank, Our Management and Others” and “Legal Matters” in the Registration Statement, without thereby admitting that we are “experts” under the Securities Act or the rules and regulations of the Commission thereunder for the purposes of any part of the Registration Statement (as it may be amended from time to time), including this exhibit.

Yours very truly

/s/ McCarthy Tétrault LLP